UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 5)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               I.D. SYSTEMS, INC.
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                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
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                         (Title of Class of Securities)

                                   449489 10 3
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                                 (CUSIP Number)

                                DECEMBER 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 449489 10 3
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(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons
      (entities only):

      Jeffrey Jagid
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(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) ____
      (b) ____
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(3)   SEC Use Only

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(4)   Citizenship or Place of Organization:

      United States
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Number of Shares Beneficially            (5) Sole Voting Power:        595,875*
Owned by Each Reporting Person With      --------------------------------------
                                         (6) Shared Voting Power:      0
                                         --------------------------------------
                                         (7) Sole Dispositive Power:   595,875*
                                         --------------------------------------
                                         (8) Shared Dispositive Power: 0
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(9)   Aggregate Amount Beneficially Owned by Each Reporting Person:

      595,875*

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(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions):

      N/A
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(11)  Percent of Class Represented by Amount in Row (9):

      7.4%
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(12)  Type of Reporting Person (See Instructions):

      IN
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*Includes 320,625 options to purchase common stock exercisable within 60 days of
December 31, 2004.


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

ITEM 1(A). NAME OF ISSUER: I.D. Systems, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 1 University Plaza,
           Hackensack, New Jersey 07601.

ITEM 2(A). NAME OF PERSON FILING: Jeffrey Jagid

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: c/o I.D.
           Systems, Inc., 1 University Plaza, Hackensack, New Jersey 07601.

ITEM 2(C). CITIZENSHIP: United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2(E). CUSIP NO.: 449489 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        Not Applicable.

ITEM 4. OWNERSHIP

      (a) Amount Beneficially Owned: 595,875*

      (b) Percent of Class: 7.4%

      (c) Number of Shares as to which the person has:

            (i) sole power to vote or to direct the vote 595,875*

            (ii) shared power to vote or to direct the vote 0

            (iii) sole power to dispose or to direct the disposition of 595,875*

            (iv) shared power to dispose or to direct the disposition of 0

      *Includes 320,625 options to purchase common stock exercisable within 60 days of December 31, 2004.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not Applicable.



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

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not Applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 8, 2005

                                  /s/ Jeffrey Jagid
                                  ----------------------------------------------
                                  Jeffrey Jagid

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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